CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-263021 on Form N-2 of our report dated September 22, 2023, relating to the financial statements and financial highlights of BlackRock Investment Quality Municipal Trust, Inc. (the “Trust”), appearing in this Annual Report on Form N-CSR for the year ended July 31, 2023.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

October 3, 2023